Exhibit 99.15
TRANSACTION 2 SUPPLEMENTAL CONFIRMATION
Date:	August 23, 2019

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Transaction 2 Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and M Capital Group Investors II, LLC (“Counterparty”) on the Trade Date specified below.  This Transaction 2 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Transaction 2 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 18, 2016 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Transaction 2 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Transaction 2 Supplemental Confirmation relates are as follows:
Trade Date:	August 23, 2019
Prepayment Date:
The Currency Business Day immediately following the Trade Date. Counterparty authorizes and directs CGMI to pay the Prepayment Amount Counterparty is entitled to receive to Citibank, N.A. on Counterparty’s behalf.

Prepayment Amount:	USD 313,966,000
Reference Price:
USD 34.00. Promptly following the Trade Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Fourth Amended and Restated Transaction 1 Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Forward Floor Price:	USD 42.50
Forward Cap Price:	USD 52.95
Final Disruption Date:	July 7, 2020
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	May 26, 2020	493,200
2	May 27, 2020	493,200
3	May 28, 2020	493,200
4	May 29, 2020	493,200

Component Number	Scheduled Valuation Date	Number of Shares
5	June 1, 2020	493,200
6	June 2, 2020	493,200
7	June 3, 2020	493,200
8	June 4, 2020	493,200
9	June 5, 2020	493,200
10	June 8, 2020	493,200
11	June 9, 2020	493,200
12	June 10, 2020	493,200
13	June 11, 2020	493,200
14	June 12, 2020	493,200
15	June 15, 2020	493,200
16	June 16, 2020	493,200
17	June 17, 2020	493,200
18	June 18, 2020	493,200
19	June 19, 2020	493,200
20	June 22, 2020	493,200

Counterparty hereby agrees (a) to check this Transaction 2 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Transaction 2 Supplemental Confirmation relates by manually signing this Transaction 2 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ Herman Hirsch
Authorized Representative

Confirmed as of the date first above written:

M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to M Capital II CGMI Transaction 2 Supplemental Confirmation]

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